UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2005

MICROSTRATEGY INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24435	51-0323571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1861 International Drive McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 27, 2004, MicroStrategy Incorporated (the “Company”) filed a Current Report on Form 8-K reporting that its Board of Directors had authorized the repurchase of up to an aggregate of $35 million of the Company’s class A common stock (the “Share Repurchase Program”). On April 28, 2005, the Company filed a Current Report on Form 8-K reporting that its Board of Directors had modified the Share Repurchase Program to increase, from $35 million to $130 million, the aggregate amount of class A common stock that the Company was authorized to repurchase.

The Company completed the Share Repurchase Program in the second quarter of 2005. During the second quarter of 2005, the Company repurchased an aggregate of 2,509,952 shares of class A common stock at an average price per share of $50.84, resulting in an aggregate cost of approximately $127.6 million. Including repurchase activity from all prior periods, the Company repurchased an aggregate of 2,577,752 shares of class A common stock at an average price per share of $50.39 and an aggregate cost of approximately $129.9 million under the Share Repurchase Program. The amounts indicated above relating to average price per share and aggregate cost include broker commissions. As of June 6, 2005, the record date for the Company’s annual meeting of stockholders to be held on August 4, 2005, the Company had outstanding 10,401,373 shares of class A common stock and 3,394,399 shares of class B common stock, as previously disclosed in its definitive proxy statement for that meeting filed on July 6, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2005	MicroStrategy Incorporated
(Registrant)

	By:	/s/ ARTHUR S. LOCKE, III
	Name:	Arthur S. Locke, III
	Title:	Vice President, Finance and Chief Financial Officer